Exhibit 99.2

Trex Company

First Quarter 2026 Earnings Conference Call

Thursday, May 07, 2026, 08:00 AM ET

CORPORATE PARTICIPANTS

Adam Zambanini--President and Chief Executive Officer

Prithvi Gandhi--Senior Vice President and Chief Financial Officer

Lee Coker-- Vice President, Corporate Development, and Investor Relations

PRESENTATION

Operator

Good day, and welcome to the Trex Company, Inc. First Quarter 2026 Earnings Conference Call. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Lee Coker, Vice President of Corporate Development, and Investor Relations. Please go ahead.

Lee Coker

Thank you for joining us today, and good morning, everyone. With us on the call are Adam Zambanini, President and Chief Executive Officer, and Prith Gandhi, Senior Vice President, and Chief Financial Officer. The company issued a press release earlier this morning containing financial results for the first quarter of 2026. This release is available on the company's website. This conference call is also being webcast and will be available on the Investor Relations page of the company's website for 30 days.

Before we begin, let me remind everyone that statements on this call regarding the company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion on such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Adam.

Adam Zambanini

Thank you, Lee, and good morning, everyone. Before turning to the quarter, I want to acknowledge my first earnings call as CEO of Trex. Having been with the company for over 20 years, most recently as COO, I approach this role focused on continuity, execution and accelerating the strategy already in place. Our five-year plan is clear.

Our priorities are set and our focus remains on disciplined growth, operational excellence and delivering long-term value for the shareholders. As part of that work, our leadership team has sharpened focus, Trex vision, mission, and values to ensure that we remain aligned as we scale. This evolution, not a reset, and it reflects both where Trex is today and where we are going. Trex vision is to shape the future of outdoor living through purposeful innovation that enriches people's lives.

To support our ambitious growth and galvanize the organization, we recently codified five long-term strategic priorities. These priorities are designed to sharpen our focus and better leverage our strengths across marketing, innovation, and execution. Given their importance to our future growth, profitability, and long-term shareholder value creation, I'd like to touch on each priority in detail.

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Thursday, May 07, 2026, 08:00 AM ET

Our five long-term strategic priorities are as follows. First, it is to create an unbreakable bond with our end users, meaning the homeowner and pro contractors. Our goal is to deepen the Trex brand preference and loyalty through superior marketing, product experience, and service. While Trex remains the undisputed brand leader in the wood alternative market, we are committed to further strengthening that position through a continued investment.

We have already increased our investment in the branding and the marketing, highlighted by the launch of the next phase of our consumer and pro-focused campaign centered around “Performance-Engineered for Your Life Outdoors™” brand platform. This multichannel media campaign will sharpen the focus on wood to composite conversion while also emphasizing many of our key differentiators of Trex products, including our technical innovations like SunComfortable™ heat-mitigating technology as well as our marine and fire-rated solutions. I'm excited about the momentum that this campaign has produced and expect Trex to become increasingly visible with both the homeowner and pro contractors moving forward.

Meanwhile, we are investing in technology to improve our proactive lead generation among our programs to better support our valued pro contractors. This last quarter, we experienced significant double-digit increase in lead generation, pointing to the early success of this investment. We are confident that these actions will help drive Trex's future growth.

Next is our continued focus on high-performance innovation. As I mentioned on the last quarter's call, driving high-performance innovation remains a central pillar of my leadership mandate. Shortly after joining the company, I led the development of the launch of the game-changing technology that redefined the standards in the decking category, Trex Transcend® Decking. Transcend was the first capped composite decking product that set a new standard of performance and aesthetics while serving as a catalyst to drive market share expansion over the following decade.

At its heart, Trex is the world leader in material science. We intend to sharpen our focus and leverage our tremendous development capabilities to invent and deliver a continuous stream of next-generation outdoor living solutions designed with what we believe is called “separator technology.” Trex makes the hardest innovation in the building products category imaginable.

Our goal is to move forward, simply competing with our industry by introducing products with highly differentiated performance that effectively place us in a category of one. Building on the legacy of Transcend®, our current pipeline focuses on category-defining performance. We are currently on track for a potential game-changing regional launch in 2027, followed by a more impactful national launch in 2028 through 2030. We are excited about our best-in-class products and our innovation pipeline and look forward to sharing more in the future.

Our third priority is to optimize the channels for growth. Distribution remains a key component of the Trex business model, ensuring that our products are readily available with the pro contractors and homeowners. As a reminder, Trex already has the most comprehensive distribution network with not only national coverage by two-step distributors, but also one of the very few brands in the world that has a meaningful presence at both national Home Centers. The distribution channel has seen many changes over the last five years with significant consolidation with both distributors and dealers in the two-step channel.

We have seen rapid expansion of the Home Center retailers into the pro channel segment as we move beyond a purely on-shelf DIY focus. We expect the distribution landscape to continue

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evolving. Our goal remains clear; to maintain strong channel relationships at both the two-step channel and the Home Center retailers so that our products reach both the homeowner and the pro-contractors across geographies.

Our recent additional shelf space wins at the Home Center, along with expanded territories with two key distributors, are proof that Trex's strong distribution network and demand for our comprehensive portfolio of products. And our recently redefined incentive and marketing programs have been well received by our two-step partners as we convert business away from the competition, further strengthening these valued relationships.

Our fourth priority is more of a specific target, namely lowering the cost of railing. Railing represents a material and rapidly growing part of our revenue mix and with a large target of doubling our railing business in five years, its importance will only increase. Due to greater manufacturing complexity and a broader range of raw material components, the railing portfolio currently operates a lower margin than decking, presenting opportunities for operational and cost optimization.

We see a clear path to improvement. We are applying the same continuous improvement initiatives and vertical integration strategies that successfully elevated our decking margins to our rapidly growing railing portfolio. And of course, as the product line continues to grow, we expect a natural margin expansion due to the economies of scale and greater utilization. Over time, we believe railing margins can approach those of the core decking products, contributing to an overall lift in the corporate margin.

Our fifth and final priority, growth enablement, underpins all the others. This priority defines our approach in investing in our culture, technology, and talent to enable long-term profitable growth. We are strengthening our organization by building capabilities in the digital and commercial excellence and fostering an innovation-driven culture that empowers teams to move with speed and discipline.

We have already enhanced our leadership team, particularly in Finance, adding significant capabilities in data analytics and forecasting, creating a new internal pricing group to implement a more nuanced portfolio-level pricing strategy that balances share and margin while improving responsiveness.

Over the remainder of the year, I plan to add key senior roles, including a newly created Chief Commercial Officer, who will integrate sales, marketing, and IT, which will enable technology, data and analytics and customer insights by providing sales and marketing the tools for commercial visibility that create revenue generation.

Finally, we are aligning innovation and advanced manufacturing under a newly appointed Chief Operations Officer, Zach Lauer, to enable better coordination on commercializing initiatives. In parallel, our digital transformation is directly linking consumer inspiration to contractor execution, providing our TrexPro® network with highly qualified leads and accelerate the wood to composite conversion cycle while optimizing our pricing analytics.

As you can see, we are not waiting for Repair and Remodel demand to recover. Instead, we are taking a proactive disciplined action to accelerate growth, strengthen margins and position Trex for sustained outperformance. We are confident that these strategic priorities provide a clear road map for Trex's long-term success. Our team is laser-focused on execution. And I look forward to updating you on the tangible progress we are making in these priorities.

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Turning to the quarter. We started the year with solid results, especially in light of the adverse weather conditions and continued uncertain economic environment, leading many consumers to defer large-scale discretionary repair and remodeling projects. However, we are actively taking advantage of the current market environment to aggressively invest, ensuring that we capture disproportionate share when the demand normalizes.

The trends underpinning our industry's long-term growth runway, the ongoing conversion from wood to composite materials, demand for the low maintenance outdoor living and significant long-term Repair and Remodel tailwinds have not changed. With that context, I'll turn it over to Prith, who will walk you through the quarter in greater detail.

Prithvi Gandhi

Thank you, Adam, and good morning, everyone. Unless otherwise noted, all comparisons are on a year-over-year basis. As Adam mentioned, we had a solid start to the year with net sales of $343 million, an increase of 1%. First quarter volume is driven by both consumer sales and channel stocking to support the second and third quarter peak buying season. With our level load production strategy implemented in 2025, we elected to reduce channel inventories for the early part of 2026 and rely on our own inventory to support peak channel requirements later in the year, resulting in lower first quarter volume.

From a channel perspective, we saw strong Home Center-driven do-it-yourself demand early in the quarter, which shifted over the course of the quarter towards greater strength in higher-end pro-contractor-driven products. Gross profit was $139 million with gross margin of 40.5%, about 100 basis points better than we expected. A favorable mix of higher-margin premium decking products and lower sales of railing and margin improvements from continued operational excellence helped to offset an increase in depreciation expenses related to decking lines coming into production readiness at our Arkansas facility.

Importantly, we did not experience any noticeable cost pressures related to the increase in oil prices related to the conflict in the Middle East. I'd like to spend a few minutes diving a bit deeper into our raw material exposure as it is the majority of our COGS, especially recycled LDPE. While recycled LDPE is a petrochemical, its pricing dynamic is quite distinct from virgin polyethylene, which is tied directly to the price of oil. Historically, recycled LDPE prices tend to lag virgin polyethylene by several quarters and generally exhibit less volatility. This reflects a substitution dynamic.

Users of virgin polyethylene typically need to see sustained higher prices before adjusting their production processes to incorporate even modest levels of recycled content, which in turn increases demand and prices for recycled LDPE. And supply of this material is not an issue as we are entirely domestically sourced. As a leader in the use of recycled content, this is a significant competitive advantage, particularly during periods of raw material inflation and competitors relying on virgin inputs are more exposed to cost volatility.

And while we are seeing increases in certain other input costs such as diesel fuel and aluminum, we have a range of mitigating levers available, including cost-out initiatives, operational efficiencies, and product-specific pricing actions. Importantly, these same inflationary pressures also affect our competitors.

Moving on to selling, general and administrative expenses, which were $56 million in Q1, representing 16.2% of net sales. Excluding digital transformation costs of $1 million and

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Arkansas facility start-up expenses of $0.2 million, SG&A was $54 million. SG&A came in below our expectations despite continued investments in branding and marketing programs to drive future growth. Lower self-insured medical costs and the timing of expenses more than offset higher investments in the quarter. Because we are in the final stages of the Arkansas facility build-out and did not finish as expected in Q1, interest expenses were capitalized on the balance sheet, resulting in no P&L impact.

Our full year guidance for interest expense now reflects completion beginning in Q2. Putting it all together, adjusted EBITDA of $103 million grew 2% in the quarter due to positive pricing and mix, cost control, and the timing of expenses. Free cash flow was negative $143 million as we built inventory and accounts receivable ahead of our peak selling season. This was an almost 40% improvement versus prior year as our capital investment needs declined significantly now that we're finishing the Arkansas facility. Our balance sheet remains strong with our net debt leverage of 1x EBITDA, which is at the low end of our target range of 1x to 2x.

We are confident in our long-term free cash flow generation and continue to have balance sheet capacity to pursue our capital allocation agenda, which prioritizes an unwavering commitment to first drive growth, then return cash to shareholders through share repurchases and lastly, to pursue disciplined M&A. During the quarter, the company took advantage of an opportunity in the stock price by executing continued aggressive share repurchases.

For the first time in the company's history, we implemented an accelerated share repurchase or ASR to quickly buy back a large amount of stock. This $100 million ASR was part of our larger $150 million share repurchase announcement. We will be completing the full $150 million repurchase during the second quarter, and I'm pleased to announce that the Board has authorized a 10 million share increase to the company's existing share repurchase program, reflecting their confidence in the long-term intrinsic value of Trex.

Turning to outlook. We are maintaining our full year guidance based on our solid start to the year and our continued expectation for the broader Repair and Remodel market to be flat-to-down this year. We remain minimally exposed to input cost inflation. Our vertically integrated domestic recycling infrastructure and approximately 95% recycled content drive a highly stable cost profile, which helps protect margins during periods of petrochemical volatility.

We continue to expect fiscal year net sales of $1.185 billion to $1.23 billion, adjusted gross margin of approximately 37.5% and adjusted EBITDA of $315 million to $340 million. For the second quarter, we expect net sales in the range of $388 million to $403 million, and we expect to see a reversal of the gross margin benefit from product mix that we saw in Q1.

Before turning the call back to Adam, I want to touch on two key metrics. The first is sell-in, sell-out. Sell-in represents Trex's sales to its distributors and Home Centers. Sell-out represents the sales from our distributors and Home Centers to dealers and end consumers.

As we've discussed in the past, quarterly sell-in and sell-out results can be influenced by timing, seasonality and channel dynamics and as a result, may not always reflect the underlying long-term trends in the business. To provide a clearer view of performance and how we manage the business, we are introducing a rolling 12-month sell-in and sell-out metric, which we will report each quarter going forward. This metric smooths short-term volatility and better captures fundamental demand trends by accounting for seasonality and other factors that are not fully reflected in quarterly movements. For Q1, growth for our trailing 12-month sell-in was 7% and growth for our trailing 12-month sell-out was 6%.

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The second metric is one which we believe will experience meaningful improvement not only this year, but for many years to come, free cash flow. As many of you are aware, we plan on ramping up production at our new Arkansas facility beginning next year. But more importantly, the CapEx associated with the plant build-out will end this year with the majority of our Arkansas-related spend finishing in the first half. We anticipate total CapEx this year of $100 million to $120 million, down from $224 million in 2025, a more than $100 million improvement.

And with construction substantially completed at the end of this year, we expect another meaningful decline in CapEx in 2027 to maintenance levels of approximately 5% to 6% of revenue, driving further improvements in free cash flow. We have built Arkansas to effectively more than double our revenue potential with just the purchase of additional lines. So this upfront investment will provide us with years of capacity expansion ability with minimal additional CapEx.

This gives us a strong line of sight to continuous robust free cash flow generation regardless of the exact timing of a significant rebound in consumer demand. With our organic expansion needs met through our Arkansas campus, our capital allocation priorities will next focus on additional share repurchases and then on accretive bolt-on acquisitions. Trex will return to the free cash flow generating machine that it had been before the recent necessary investment in capacity expansion, which started during COVID and will end this year.

I will now turn the call back to Adam for his closing remarks.

Adam Zambanini

Thank you, Prith. Hopefully, you can feel the excitement of the Trex team on the path that we've laid out and the great opportunities we see in front of us. While the current market environment remains challenging, we are investing in our business and aggressively innovating to capture a greater share of the growing addressable market. We remain the undeniable leader in our market, and we are infusing our team with more focused, nimble entrepreneurial culture that we had in the early days of my career at Trex. We are confident this is the right time to evolve our approach while leveraging our great history and brand.

Before we close, I want to recognize our people. Their commitment, discipline and focus on the customer continue to be the foundation of our performance. The progress we discussed today is a direct result of their work, and they remain committed to our long-term success. We believe when our people succeed, our shareholders succeed. Operator, we'd like to open the call to questions.

QUESTION AND ANSWER

Operator

[Operator Instructions] And the first question comes from Phil Ng with Jefferies.

Phil Ng

Hey guys. Congrats on a really strong quarter, really good execution. And Adam, congrats on the new role. And certainly, it was very noticeable in terms of the energy you've laid out in terms of your longer-term strategic plans going forward. Kind of give us a little perspective in terms of some of the things that you're looking to impact, right? We've noticed that there's been new leadership changes. You called out the new COO role and certainly a new Head of Marketing.

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There appears to be a bigger focus certainly on innovation and streamlining some of these efforts to kind of put out product quicker. Just kind of help us think through how are you guys approaching things perhaps a little differently and how that could potentially unlock things in terms of the growth engine and getting products to the market a little quicker?

Adam Zambanini

So Phil, good morning. Thank you for the kind words. We really appreciate it. When I look at the marketplace today, it's a very dynamic and challenging market. You start to look at the consolidation of national accounts and inflation. And you have to ask the things, do we have the right strategy in place? Which I believe we do. And we laid it out on the call; do we have the right people? Absolutely. Do we have the right structure? And that is really what I'm focusing on, making sure that we have the right structure to execute the strategy.

Now on top of that, once we have that structure in place, it is how we innovate. And I think that is where I add the most value to Trex as I talk about the separator technology, what is going to make Trex a category of one. And so that focus right now is to take what Trex used to have is, let's just say, 100 initiatives, and we've boiled that down to 20 underneath five imperatives. So we're working on less things that are more impactful to the organization. I want $100 million programs on everything that we work on. So that is what our focus has been as an executive team, and I think that has provided the organization with a tremendous amount of clarity moving forward.

Phil Ng

Super. In the uncertain macro backdrop, curious how sell-out trends shaped up intra-quarter – and Prith, I appreciate the LTM number – but just any more color in terms of how that progressed intra-quarter and perhaps how things are looking peak decking season, April, May, how the channel has responded to some of these programs that you've rolled out and the marketing effort as well?

Prithvi Gandhi

Okay. So a lot to unpack there. Look, overall, in terms of the quarter itself, as we said in my remarks, we managed the sell-in to the channel based on our level loading strategy. And essentially, overall, demand is progressing as we expected in our overall assumptions for the year. And so we expect as we go through the busy season, the channel is kind of in the lighter end in terms of the inventory they're carrying. So they're more closer to the 30 to 40 days of inventory. And so we expect, assuming kind of normal busy season that we will see more impetus for more sell-in as we progress through the second and third quarter.

Phil Ng

Okay. That's helpful. And then the less inventory on the channel side, that is a function of your decision to take out the volatility. And then perhaps any early read in terms of how the channel is kind of progressing, how things are shaping up, just very dynamic macro environment and uncertainty on the consumer side?

Adam Zambanini

Yes. Just to give you some high level as we look at Q1, January and February were fairly challenging. I think most people came out of those two months wondering how this year was going to pan out. But we saw a nice rebound in March as we moved into April. So everybody is still projecting to flat to slightly down in the market, but we're expecting to outperform. The one trend that we've seen over the last year or two is more and more national accounts have acquired independent lumber yards: they're carrying less inventory.

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So in many cases, they would carry 90 or even upwards to 120 days of inventory. And now we see some of them carrying around 30 days of inventory. So what that means is probably less trucks as we go through Q1. But when the in-season demand hits like in Q2, that's where you got to make sure you have the inventory on the ground to make sure you can execute because there's going to be some quick pull-through from that perspective.

Phil Ng

Appreciate all the great comments. Thank you so much.

Adam Zambanini

Thank you.

Operator

Thank you. And the next question comes from Ryan Merkel with William Blair.

Ryan Merkel

Hi, everyone. Thanks for the question. First topic is gross margin. You beat your internal expectation pretty nicely. Can you just unpack what happened? And it sounds like mix might have been favorable?

Prithvi Gandhi

Yes. So Ryan, it's Prith. Thanks for the question. So yes, in Q1, relative to our forecast, we were ahead by about 100 basis points, and it's largely driven by favorable mix from decking. And so if you recall, we announced a price increase around our aluminum railing in January. And so we did see some pull forward in Q4. And as a result, a lower mix of railing in Q1. So that was the primary driver of why gross margin performed better in Q1.

Ryan Merkel

Got it. Okay. And then SG&A also beat a little bit. I guess the guide still assumes that it's up year-over-year, the rest of the way. Was there some kind of timing issue in 1Q? Just help us there.

Prithvi Gandhi

Yes. Good question. So in Q1, our SG&A came in about $5 million lower than we had planned, and it's driven by two things. One is favorability in medical claims, and that's a hard one to forecast. Again, we feel good about the full year. But in any quarter, things can move around, and that's what we think happened here. And then second, there was timing around certain expenses, again, related to our investments in growth and brand awareness and so forth.

We expect those to come through in the second quarter. So just to level set everyone, we still expect full year SG&A to be around 18% of sales. And in Q2, we expect a significant sequential dollar lift in SG&A. And that spend is based on certain of these expenses that should have been incurred in Q1, they're going to move into Q2. And second, in line with what we've been telling you that's in line with our strategic priorities. We will continue to invest in marketing and innovation that drives our growth and our brand awareness. So with those things, you should see a dollar step up Q1 to Q2.

Adam Zambanini

Yes, Ryan, I think we also were trying to be, from that perspective, responsible in terms of that the Iran war broke out in Q1 and manage the manageables. That was one of the areas that we

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looked at it from an SG&A perspective. And as things have calmed down on the, of course, we're going to continue through with the execution of our plan.

Ryan Merkel

All right. Very helpful. Good luck in Q2.

Adam Zambanini

Thank you.

Operator

Thank you. And the next question is from John Lovallo with UBS.

John Lovallo

Good morning, guys. Thanks for taking my questions as well. The first one is the revenue outlook seems to imply a decent “decel” in the second half. I mean, understanding that there's seasonality in the business, but it does seem to imply roughly 5% year-over-year growth in the second half despite what's a fairly easy comp in the fourth quarter. So is this, I mean, really just conservatism given the conflict in the Middle East and just macroeconomic uncertainty or is there anything else you're trying to message here?

Adam Zambanini

Yes. I think you nailed it in terms of the growth. It's around 5%. I think our number is like 4.8%. So from that perspective, you have that correct. When we look at this year, there's still some things that we want to see from how the war and that is going to pan out. If this is still going to keep going on and on over the next several months, then yes, there's some conservative from that perspective. If we do think this thing is going to settle down, then there is some opportunities for us in terms of the execution.

So I think that is one of the things on -- that's a wildcard for us. We still see the high end has been doing really, really well as we look at the decking side. We are definitely focused on converting more of that wood market, 75% of the market is still wood, but we still see those consumers on the lower end are still struggling right now. So we're getting more and more creative as to how we're going to convert that opportunity.

Prithvi Gandhi

Yes. A couple of other things, John, in terms of just around the second half and the rest of the year. So one of the -- in terms of things that we've been doing, right, we did introduce a Refuge™ PVC product. Most of those sales will occur in the Q2 to Q4 time frame. So that's one of the drivers that should help in terms of the revenue growth. Second is in line with the rest of the industry. We have announced a mid-quarter price increase, again, around aluminum railing. So that was not in our forecast before.

And so -- and then the third is our continued investments around marketing and innovation. We are seeing the green shoots, and Adam pointed those out in his prepared remarks, lead generation, sample orders, all those things are progressing really well, and we do expect to drive some conversion from all of that.

John Lovallo

Okay. That's helpful. And then I'm just trying to get a better understanding of the quarterly cadence in adjusted EBITDA margin. I mean the second quarter revenue is expected to be up

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sequentially. But is it possible that the EBITDA margin is actually down quarter-over-quarter just given some of the factors you mentioned like the step-up in SG&A spend?

Prithvi Gandhi

Yes. From '25 to '26 Q2, yes, you should expect some EBITDA margin difference between last year and this year and being lower this year back to -- again, we expect some of the gross margin favorability we saw in Q1. And so we saw about 100 basis points of favorability. Expect a little more than half of that to reverse in Q2. And then again, on SG&A, expect a significant dollar step-up between Q1 and Q2. And once you do those two things, I think you'll see a different EBITDA profile than Q2 of last year.

John Lovallo

So -- but sequentially, 1Q to 2Q, that it could be down is what you're suggesting?

Prithvi Gandhi

You're asking Q1 to Q2, yes, I thought you were asking year-over-year. Okay. Yes, Q1 to Q2 as well, you should see some decline in EBITDA margin.

John Lovallo

Okay, thank you, guys.

Operator

Thank you. And the next question comes from Michael Rehaut with JPMorgan.

Nick Kalra

Hi. This is Nick Kalra on for Michael, thanks for taking my question. First, I wanted to ask sort of along the previous question on the cadence throughout the year in the back half. How are you -- can we just get an update on how you're looking at the R&R backdrop and how -- connect that to the range that you've given for the full year guidance and how we should be thinking about that and maybe what you're seeing?

Adam Zambanini

Yes. So when you look at it, let's just look at the Home Center business. There's been a lot on the forecast from negative 1% to 1% growth. We've seen a lot of people on the forecast have it flat-to-slightly-down. We're doing about low to mid-single-digit growth. If you look at the full year, it's about 3% right now when we look at year-over-year in terms of our growth right now in our guidance.

Prithvi Gandhi

Yes. So nothing has changed, Nick, in terms of our overall macro assumption on Repair and Remodel. So we're still flat-to-down with some of the back half being better than the first half. That's sort of the big picture macro assumption in line with kind of all the same things you read like LIRA, etcetera.

Nick Kalra

Got it. Got it. Makes sense. And then you mentioned the strength -- the relative strength between DIY and pro and how that shifted throughout the quarter. Could you provide like a little more detail on that and how you're thinking about that going forward as well?

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Adam Zambanini

Yes. So the one thing I want to focus on for a second is we are a marketing powerhouse, and we had to get back to our roots. So if you look at it, that's really the territory that I've come from, and we had to reinvest in that platform. We've made structural changes in marketing. We filled out that department. And I feel like we're in a really great spot. That's what really helps drive that high end of the marketplace. So that investment is what we've seen is, once again, products like Trex Transcend or even our Select decking are doing really well and even some of our higher-end lines of the railing.

And those are the consumers that are out there buying right now, right? And so we got that part going really well. And then the focus is how do we get that low end; how do we convert more of those wood users over to Trex. And then also on the high end, there's been focus on the PVC area, not just on the PVC introduction of Trex Refuge™, but we have some other products that depending on the range, they compete in that fire segment, and we're going after it with those products as well. So plenty of opportunity here, but that's why I believe a lot of the premium -- mid to premium end of the market is doing well is because our marketing is working.

Nick Kalra

Got it. Thanks.

Operator

Thank you. And the next question comes from Kurt Yinger with D.A. Davidson.

Kurt Yinger

Great. Thanks and good morning, everyone. I was just hoping to talk a little bit more about the retail shelf space commentary. Is there any way you could maybe help us frame the magnitude of that expansion, kind of how you expect that business to ramp over the next couple of quarters? And maybe just some sense on kind of price point?

Adam Zambanini

Yes, good morning. I think we basically characterized it as meaningful. We've not really given a number around there, but we have picked up both decking and railing slots here in the recent line reviews. And so you will see that Trex was one of what we believe was two winners at retail here as we move forward, and then there are some people that didn't do as well in terms of how that line review unfolded. So we won't give you a specific number, but we will tell you that was meaningful in terms of how we look at some of our growth.

Kurt Yinger

And is that something that we'll kind of see phase in over the course of the year or would that already be evident in Q1?

Adam Zambanini

No. So we would have liked it to. But as we just look at how we started to get off as you're trying to do shelf resets, getting that exact timing is always challenging. We will start to see some of those reset and some of the products in place now as we move into Q2, and then that will pick up momentum as we move from Q2 into Q3 and Q4.

Kurt Yinger

Okay. That's super helpful. I appreciate that. And then just a two-parter on the railing side. Can you just talk about kind of the pace that you believe you can drive some improvements, at least in those controllable cost areas and how M&A may factor into that? And then second, how does

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the ability to lower costs there also potentially act as a catalyst in terms of the market share objectives you have and maybe the pace of kind of volume growth going forward?

Adam Zambanini

That's a great question. So once again, going back to my comments, this is really about the growth on decking and railing is about material science. So there are some things that I've seen here even this year that we're going to unlock on the material science part of the portfolio that is going to lower the raw material cost of railing. In many cases, this is going to be margin expansion on the railing side. I do believe Trex is the most aggressively priced in every single one of the segments, whether it's the opening price point that you'll find at the Home Center that could be anywhere from $20 to $25 a foot all the way up to we offer railing systems that are $250 a foot.

So from that perspective, most of that – things in terms of material science and that – many of them will drop to the bottom line. On the vertical integration and some of the acquisition side, that's very small companies that we're looking at from an M&A perspective, but a very meaningful impact in terms of what we can do and how we can lower our raw material streams. Now in some cases, we can be strategic, and there could be some markets we could be more aggressive to convert. But I would tell you, we're very satisfied with where railing is sitting at today and the conversions that are already happening. So really, the focus is going to be how we expand margins.

Prithvi Gandhi

Just to add to what Adam said, I think back in 2023, we said we would double our business by 2028, we're on track to do that.

Kurt Yinger

Appreciate the color, guys. Thank you.

Adam Zambanini

Thank you.

Operator

Thank you. And the next question comes from Susan Maklari with Goldman Sachs.

Charles Perron

Good morning. This is Charles Perron in for Susan. Thanks for taking my question. I guess the first one I want to talk about some of the five priorities that you mentioned earlier. Where do you see the biggest opportunity to drive above-market growth in the near term relative to the ones that are maybe more helpful in the long run?

Adam Zambanini

Can you please say that again in terms of the priorities? Go ahead.

Charles Perron

Yes. Which one of -- within the five that you mentioned, which will provide the biggest upside, I would say, in the near-term to drive above-market growth relative to those more beneficial in the longer run?

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Thursday, May 07, 2026, 08:00 AM ET

Adam Zambanini

Yes. So right now, I'd say there's -- the first one would be to create unbreakable bond with end users. So getting back to basics, it's all on the marketing side and having the people in the right spots, right, to convert more downstream with the contractor and more with the consumer. That's going to be the near-term in terms of what we do.

But not too far out from there, the launching the high-performance innovation, as I mentioned on the remarks there, we will start to have a regional launch as we move into 2027. And then a much more meaningful impact as we move from 2028 through 2030 on some of those national launches. But I would say in the near-term, it's to create unbreakable bond with end users.

Charles Perron

Got it. Okay. That's very helpful. And I guess my follow-up, you talked about opportunities to optimize the channels for growth. What does it mean in terms of expanding your presence in retail versus making changes to your wholesale? We're seeing some consolidation coming through at the wholesale level. How does it provide more opportunities for you to grow? And where do you see the biggest opportunities between the two?

Adam Zambanini

Yes. I think when it comes to -- once again, we created this pricing department, how we price our products and the products by channel. So a lot of times, you want to -- what you want to do is you want to avoid any forms of channel conflict that are sold, whether between the Home Center channel and the pro channel. Sometimes those products cross-pollinate. And so from our perspective is to make sure we have the right products at the right channels at the right price.

And that is one of the things that we need to focus more on just because there's been a very dynamic market today with a lot of consolidation at the dealer, at the distributor. And as there's been consolidation, there's going to be channel changes in the way that we sell here longer term.

And from that perspective, we got to make sure we got the right pricing strategy for each one of those channels with the right products. So there's a lot of work that goes into it, but we've been creating that structure in order to, once again, allow us to take market share but also maximize margins over time.

Charles Perron

Got it. Thank you for the color guys and good luck.

Adam Zambanini

Thank you.

Operator

Thank you. And the next question comes from Ketan Mamtora with BMO Capital.

Ketan Mamtora

Good morning. Thanks for taking my questions. Perhaps, is there a way for us to think about when I look at your full year guidance, what is embedded within that in terms of sell-out, both decking and railing?

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Thursday, May 07, 2026, 08:00 AM ET

Prithvi Gandhi

So in total, again, our sell-in growth, what we've said is about 3% growth. Again, in terms of the sell-out, we're assuming something close to that in terms of the overall market.

Ketan Mamtora

I see. Okay. But that is -- that would imply kind of a meaningful slowdown from kind of the trailing 12-months, which was about 6%. But you're not seeing anything today that seems to suggest that, that slowdown is happening. Is that fair?

Prithvi Gandhi

Yes. Again, I think as Adam said, the year started off slowly because some of it is driven by weather and so forth. But since March, we've seen good order intake, and that continues as we're moving through April. So yes, overall, we don't see anything that would cause us to think what you said.

Ketan Mamtora

Understood. Okay. And then just switching to capital allocation. You talked about CapEx coming down. As we sit here today and you have been active with share repurchases, can you talk a little bit about how the M&A pipeline is today? And kind of how do you rank order the priorities between share repurchases and M&A? Thank you.

Prithvi Gandhi

Yes. So good question. So one, as you know, Lee just joined us a couple of months ago. And so we are currently actively doing the work. Adam has talked about before in terms of areas of interest. Number one is looking at opportunities for vertical integration and margin expansion. Two is looking at the whole outdoor living from the fence back to the deck of the house. And then third and, you know, more distant is probably things around the building on exterior building envelope. So that's the playing field.

We're doing the strategy work right now to identify targets and areas that we think would be very synergistic. We should have a point of view around all of that here shortly. And then from there, start to build out the pipeline. So we're still early days around the M&A piece. But in terms of capital allocation, and you know this, you know me from Beacon and Owens Corning, I always look at capital allocation for M&A against share buybacks, right?

So that's where I always start and look at kind of where is our share price, how much cash flow do we have and what we think is the intrinsic value of the company and look at the return of buying back shares versus, okay, if we instead use that capital to do an M&A transaction, what would be the return on that -- in that case. The one big difference is the M&A gives you future growth options. Share buybacks don't do that. So that's the sort of the analysis we go through as a team.

Ketan Mamtora

Very helpful. Thanks, Prith. I'll turn it over. Good luck.

Operator

Thank you. The next question comes from Trevor Allinson with Wolfe Research.

Trevor Allinson

Hi, good morning. Thank you for taking my question. A follow-up question on your goal to lower the cost of railing and drive margin improvement there. Are there any numbers you can put

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Thursday, May 07, 2026, 08:00 AM ET

around that for us what the opportunity in terms of cost reduction or margin improvement? And I think you talked about eventually pushing margins closer to your decking margins. Is that something that can happen in a five-year time frame? Or is that something that's going to take longer to play out?

Adam Zambanini

Yes. In our strategic plan that we laid out, that is something that can happen in a five-year time frame and we have it broken out by year, but that is not something we've shared at this time.

Trevor Allinson

Okay. Understood. And the second question is on your expectations for inflation here in 2026. You mentioned some reasons why you should be shielded from inflation on LDPE. Can you put some numbers around potential inflationary pressures moving forward across your portfolio? And then relatedly, what are you expecting in terms of price cost relative to that inflation? Thanks.

Prithvi Gandhi

Yes. So as we said, Trevor, at the start of the year, in terms of price cost and how that came through in the forecast, it was relatively neutral for the full year. We continue to have that expectation. So back to inflation, there's three areas where there is some exposure. But again, we've taken steps to mitigate exposure. So one is around the virgin resins, right? On that front, we've essentially have a fixed cost for the rest of the year. And so that's -- we know what that is, and that's already baked into the forecast.

The second phase of exposure is around diesel prices where we pay for our freight for inbound materials and then certainly for transfers between our plants and so forth. Even there, we've -- again, we've taken steps to push back against vendors on kind of the actual cost of raw materials. So we offset some of the diesel price inflation. And then we're managing how we do our internal transfers and so forth to, again, mitigate any impact from diesel costs.

And then look, the third place is on PVC, the new product that we've introduced, our costs are fixed for -- again, as you remember, this is a product that we source to a third-party. Our cost is fixed through the balance of 2026. So on all these fronts, we're well-positioned in terms of managing any inflationary impact.

Trevor Allinson

Very helpful. Thank you for all the color. Good luck moving forward.

Adam Zambanini

Thank you.

Operator

Thank you. And the next question comes from Jeffrey Stevenson with Loop Capital.

Jeffrey Stevenson

Thanks for taking my questions today. You mentioned a cold start to the year in January and February. And I wondered if you saw any delays with the start of the spring selling season in seasonal markets such as the Northeast that could benefit 2Q sell-through demand?

Adam Zambanini

Trex Company

Thursday, May 07, 2026, 08:00 AM ET

Yes. Just to give you a little bit more color around that. If you look at the northern markets, let's just say, New England all the way across to Minnesota and that upper northern belt down double digits as we look to Q1. As you move to the Mid-Atlantic area, the Balt Wash and you just kind of drew a line all the way across the United States, about flat.

And then as we went to the southern part of the United States, we started to see once again double-digit growth. So definitely, we could see the weather influence, and we're just now starting to see some of the northern territories start to wake up. So the promising part about this is where the weather has been good, we've seen some nice numbers across the board.

Jeffrey Stevenson

Very helpful. Thanks for that color. And, Prith, you talked about the mid-quarter railing price increase. Can you talk about any impact from the new Section 232 valuation on your railing products and whether the increase will fully offset inflation pressure you're seeing?

Prithvi Gandhi

Yes. So in terms of -- we've talked about this before, tariffs in terms of our overall cost position, it's less than a 5% impact. And through our pricing initiatives, yes, we're able to cover most of that cost increase.

Jeffrey Stevenson

Great. Thank you.

Operator

Thank you. And the next question comes from Reuben Garner with Benchmark Company.

Reuben Garner

Thanks. Good morning, guys. And congrats on the strong start to the year. Most of my questions have been asked. I just want to ask a follow-up about inventory in the channel and then your own inventory. Your own inventory looks a little higher than usual in the first quarter.

Just wondering if you could talk about that strategy. Is that just an extension of the level loading plan? Was it in part because of the slow start to the year? Is it you're more optimistic than the channel and just being prepared for a bounce back? Any color there would be helpful.

Adam Zambanini

Yes. So we have our level loading strategy in place. We want to make sure we're there to serve the market when the demand is ready. When I look at the channel inventory, I see it about flat to prior year. However, there's some pricing in there. So from a lineal foot perspective, external to Trex, I see the inventory being slightly down. As we had talked earlier in the call, you see like a lot of larger customers like national accounts didn't take as much inventory.

So we believe that demand is going to be there in Q2. Therefore, we have a little bit higher inventory right now in Q1 as you look at that because we know that, once again, those customers are going to need product right away as we move into Q2. And that's really the only change as far as I see it.

Reuben Garner

Great. Thanks. Congrats again and good luck.

Adam Zambanini

Trex Company

Thursday, May 07, 2026, 08:00 AM ET

Thank you.

Operator

Thank you. And the next question comes from Trey Grooms with Stephens.

Trey Grooms

Yes. Hi, good morning, everyone. Good morning, Adam, Prith. So, Prith, I want to dig into the railing and the impact on margins just a little bit more. You mentioned that lower railing sales helped the margins a bit in the 1Q with that mix. And I think the expectation was for this higher mix of railing sales kind of through this year to have a, call it, ballpark 80 basis point impact to gross margin. And is that -- so is that expected to normalize in the 2Q fully?

And again, with kind of all the movements we've seen in raws and pricing that you've talked about and the initiatives to grow margins, which I understand you're not ready to fully kind of give expectations on that and timing and such. But is that still the best way to think about the margin impact for this year? And then maybe think about the improvement from there more kind of in '27?

Prithvi Gandhi

Yes. So let's -- again, let me maybe start with just reminding everyone of what we said back in November when we reported Q3 2025 results, right? So at that time, we stated that we expected about 250 basis points of headwinds to adjusted gross margin in 2026 on a full year basis. We continue to have this expectation for 2026. And we finished 2025 with adjusted gross margin of 40% for the full year.

Also in November, what we said was, yes, 170 to 180 basis points of that 250 was entirely from the depreciation associated with bringing Arkansas to production readiness. So yes, the balance 70% to 80% is from railing growth and we again continue to expect that for the full year this year. So now to your question, Trey, around -- so we had some about -- as I said in Q1 -- about 100 basis points of gross margin favorability from railing being smaller in the mix. In Q2, we expect about a little more than half of that to reverse. So -- and then the rest of it will reverse through the balance of the year. So that's how I would think about it.

Trey Grooms

Okay. Thanks for putting all those pieces together. And then, Adam, you mentioned you guys have historically been a marketing powerhouse, clearly, and you're getting back to your roots there. Is the thought going forward, is the thought still that branding and this marketing spend will continue at a similar level as far as to grow with sales, a similar level as a percentage of sales and to grow with sales or with new product rollouts and things like this that you guys -- some of these initiatives you guys have planned, where there'll be need to ramp that up more or are we at a level now where you feel that's kind of where we need to be over the long run?

Adam Zambanini

Yes. As long as I'm here, we're going to be investing in marketing. And the 18% is a really good number. I think what happened, especially as we got during COVID, you started seeing that SG&A number plummet. We were out of capacity from that perspective. And so we were delivering very strong numbers. If I go back in time, though, would I invest more during that period, I would have to create more awareness around the Trex brand.

So will there be some leverage over time on SG&A? Sure, but it won't be 100 or 200 basis points. It might be 10, 20 or 30 basis points as we expand or grow over time because I want to

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Thursday, May 07, 2026, 08:00 AM ET

make sure that we're still investing in that platform in order to get more contractors and more consumers in the door to buy Trex. So we will continue to do it. When we can leverage, we will, but it's going to be very important to me that we invest in marketing moving forward.

Trey Grooms

Very good. Last one for me and just a little bit of clarity and I know it's early in your process, but more -- Adam, this is maybe more for you and just trying to get a better understanding of your appetite here around M&A. You definitely -- this has become more of a focus for the company, I understand that. And you kind of noted on a few areas that you have interest. But just to get an idea, is there potential or is there appetite for larger deals out there or are we more kind of thinking more kind of tuck-in kind of complementary stuff, all of the above? Any help on just more into your thinking around M&A?

Adam Zambanini

Yes. So our thoughts right now in our five-year strategic plan is tuck-in M&A. And I've really been very consistent from this perspective. Number one vertical integration. When I say vertical integration, the only thing you're going to get out of it from Trex is margin expansion from that perspective.

Number two, we have the license to own the backyard. From that back, that threshold from your sliding glass door all the way out to the fence, Trex could be anywhere in that backyard. So that's where we would go after next. And then the last one would be the envelope of the house.

But the way we view this is smaller tuck-in acquisitions that can really add value, and our brand is our number one asset.

So there's a lot of smaller companies out there where the Trex brand makes a lot of sense. And once again, that would help us also potentially grow our TAM. So our -- we reside in a $75 billion outdoor living market. Our TAM is around $14 billion. And if we can expand that over the next 4 to 5 years to $20 billion or $25 billion in terms of TAM, that's nothing but a benefit to Trex in terms of the opportunities that we can go and grow market share.

Trey Grooms

Got it. That's super helpful. Thank you all for the color. Best of luck and I want to say congrats on the new role and congrats on the great quarter. So keep up good work. Thank you.

Adam Zambanini

Appreciate it.

Operator

Thank you. And the next question is from Matthew Bouley with Barclays.

Ankia Dholakia

Hi, it’s Anika Dholakia on for Matt today. Thank you for taking my questions. So first off, I just wanted to touch on some of the capacity dynamics. So I'm curious if you take into account everything you guys have said on demand trends, what you're hearing at the contractor level in terms of overall customer sentiment. I'm curious how this kind of supports your strategy around incremental capacity? And then any details around how you would adjust the capacity network as the Arkansas facility ramps? So is the Arkansas capacity displacing any production elsewhere? Thanks.

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Thursday, May 07, 2026, 08:00 AM ET

Adam Zambanini

Yes. From the contractor level, we're still seeing the contractors book out there. I'd say on the low end, it's six weeks to eight weeks. And in some areas, it's eight weeks to 10 weeks. And in some cases, contractors feel slightly better this year than they did last year. So from that perspective, we feel good. Although I think a part of that is the marketing investment. We are seeing significant double-digit growth in the leads that we're giving over to our contractors.

So that also could be one of the reasons why we're seeing an extended backlog from that perspective. On the capacity front, we've been very consistent saying that as we look at Little Rock and we start to look at our growth that we would be looking at opening that in the first half of 2027, where we sit at today.

And even if we didn't see as much growth, Little Rock still gives us -- provides us a lot of leverage in terms of that's going to be our lowest cost facility moving forward. And we have one facility, namely here in the Winchester footprint that's over 30 years old. So -- what we would do is maximize in terms of our manufacturing footprint and where that we need to go longer term. But our expectations are we expect to see some good growth in 2027 through 2030 and we're going to need all that capacity from Little Rock to Winchester to Nevada.

Ankia Dholakia

Okay. Great. Really helpful. And then last one for me. I guess with the introduction of your PVC product, can you guys talk a little bit about more how it's faring on a regional basis? So in the Northeast, West Coast, how the demand has been trending? And then more broadly, I think you guys had touched on a little bit pro versus DIY. Can you talk a little bit about the higher-end luxury? Is that still really outperforming the opening price point or any details around that? Thanks.

Adam Zambanini

Yes. So we still see outperformance from that middle to higher-end consumer, which has been consistent the last several years. But Trex is really on the marketing side, putting a lot more efforts on conversion to wood. We have a new marketing campaign called “No Regrets.” If you ever see it on TV, it shows the dock owner that has to do all the work around maintaining the wood versus the dock owner that has a Trex deck and is just going to go out and go enjoy his boat for the day, which is the boat is called No Regrets.

And so it gives you a really good visual. There's a lot going on from that perspective to target wood, and that's a huge focus for Trex. On the PVC front, we've had a great rollout on the West Coast. We are actually ahead of expectations on the manufacturing front. We actually are getting an increased supply from our supplier. And from that perspective, the largest market for PVC is in New England and the Mid-Atlantic.

And we have quickly opened up those two regions as we rolled into Q2. So we think that is a good opportunity in terms of growth. That's a $0.5 billion market when you look at the PVC market and Trex has not played in that whatsoever. So we have plans to expand that over time and see that as a great opportunity for growth.

Ankia Dholakia

Great. Thank you.

Adam Zambanini

Thank you.

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Thursday, May 07, 2026, 08:00 AM ET

Operator

Thank you. The next question is from Rafe Jadrosich from Bank of America.

Rafe Jadrosich

Hi, good morning, thanks for taking my questions. Prith, can you talk about how you think about the right level of leverage for the business longer term? And would you continue to be open to buying back more stock as the free cash flow frees up next year?

Prithvi Gandhi

Yes. So, Rafe, thanks for the question. So I think we've said this before. Overall, we want to manage the company leverage between 1x and 2x. And so again, as yes, as we said on the call, next -- this year, free cash flow is going to come down to -- I mean, the free cash flow is going to increase by, call it, about $100 million relative to last year. We already did -- we expect to complete $150 million in buyback by the end of this quarter.

And then we'll look at the rest of the year. We'll look at where free cash flow is how the business is doing. And certainly, with the Board's new authorization, we have the capacity to do more buybacks. And right now, again, based on how we're -- where the stock price is relative to what we think our intrinsic value is, I think it's still a really compelling opportunity. So we'll look at that. And then, yes, going forward into 2027, we'll have even more free cash flow because we'll essentially be done with all of the capacity expansion. And so again, share buybacks will continue to be a significant part of the capital allocation going forward.

Rafe Jadrosich

Thank you. And then, Adam, just on the sort of the investment you're making, can you give us a little bit more color on how you think about like how that will be allocated and what the priorities are between how much of that is hiring more sales versus marketing? Just can you just give us a little more color on how that will be allocated?

Adam Zambanini

Yes. I think a bigger portion of this is going to be marketing-related and the investments that we're making moving forward. So from creating awareness on whether it was linear TV to streaming to podcasts to any forms you can think about out there to get the Trex name. And then to drive it to Trex.com, there's investments on the website that we have been making from that perspective to investments on innovation.

Once again, if you want game-changing innovation, you have to invest in some things from the R&D front. So really, when I look at the major buckets, it's going to be marketing and innovation. And then there's some investments here as we look at sales to support the strategy and the things that they have to do to execute the strategy longer term.

Rafe Jadrosich

Thank you. Very helpful.

Adam Zambanini

Thank you.

CONCLUSION

Operator

Trex Company

Thursday, May 07, 2026, 08:00 AM ET

Thank you. That concludes the question-and-answer session. I would like to turn the floor to management for any closing comments.

Adam Zambanini

Thank you, everyone. Prith and I look forward to speaking to you and seeing you at the upcoming conferences in the coming weeks.

Operator

Thank you. This concludes today's teleconference. Thank you for attending today's presentation, and you may now disconnect your lines.

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Thursday, May 07, 2026, 08:00 AM ET